                                                                   Exhibit 10(z)




                            SALE OF SHARES AGREEMENT

                                    Between

                           GOLDEN STAR RESOURCES LTD.

                                      and

                          BARNATO EXPLORATION LIMITED

                                 JUNE 21, 2001

                               [DENEYS REITZ LOGO]

                               TABLE OF CONTENTS

1.  PARTIES ...............................................................    1

2.  INTERPRETATION ........................................................    1

3.  INTRODUCTION ..........................................................    8

4.  CONDITIONS PRECEDENT ..................................................    9

5.  DUE DILIGENCE .........................................................   13

6.  SALE ..................................................................   14

7.  PURCHASE PRICE AND PAYMENT ............................................   14

8.  CLOSING ...............................................................   21

9.  MUTUAL CO-OPERATION ...................................................   24

10. CONFIDENTIALITY .......................................................   25

11. WARRANTIES ............................................................   26

12. INDEMNIFICATION .......................................................   28

13. LIMITATIONS ON WARRANTIES AND INDEMNITIES .............................   31

14. TERMINATION ...........................................................   33

15. COVENANTS AND AGREEMENTS ..............................................   35

16. ADDRESSES .............................................................   40

17. GOVERNING LAW AND JURISDICTION ........................................   42

18. SEVERABILITY ..........................................................   44

19. COUNTERPARTS ..........................................................   44

20. FORCE MAJEURE .........................................................   45

21. GENERAL ...............................................................   46

22. COSTS .................................................................   47

SCHEDULE 1: AUDITED FINANCIAL STATEMENTS OF BARNEX (IOM),
BARNEX PRESTEA AND BARNEX GHANA AS AT 31 DECEMBER 2000 ....................   49

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                                                                          Page 2


SCHEDULE 2: REPRESENTATIONS AND WARRANTIES IN RESPECT OF
BARNEX (IOM) AND THE BARNEX COMPANIES (COLLECTIVELY THE "BARNEX
GROUP") ...................................................................   50

SCHEDULE 2A: DISCLOSURES ..................................................   71

SCHEDULE 3: ABROGATION LETTER DATED 25 OCTOBER 2000 .......................   72

SCHEDULE 4: CONTRACTS .....................................................   73

SCHEDULE 5: BANKING DETAILS ...............................................   74

SCHEDULE 6: SELLER SECURITY ...............................................   75

                            SALE OF SHARES AGREEMENT

1.          PARTIES

1.1         GOLDEN STAR RESOURCES LTD.

1.2         BARNATO EXPLORATION LIMITED

2.          INTERPRETATION

2.1 The headings to the clauses of the Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2 Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

            "this Agreement"                  this agreement together with the
                                              schedules and annexures hereto;

            "Barnex Companies"                collectively, Barnex Ghana and
                                              Barnex Prestea;

            "Barnex Ghana"                    Barnex (Ghana) Limited,
                                              registration no. 65989, a company
                                              incorporated according to the laws
                                              of the Republic of Ghana;

            "Barnex (IOM)"                    Barnex (IOM) Limited, registration
                                              no. 74909C, a company incorporated
                                              according to the laws of the Isle
                                              of Man;

            "the Barnex (IOM) Accounts"       the audited financial statements
                                              of Barnex (IOM), for the fiscal
                                              year ended as at 31 December 2000,
                                              a copy of which is
                                              annexed as Schedule 1;

            "Barnex Prestea"                  Barnex (Prestea) Limited,
                                              registration no. 65989, a company
                                              incorporated according to the laws
                                              of the Republic of Ghana;

            "the Barnex Prestea Accounts"     the audited financial statements
                                              of Barnex Prestea, for the fiscal
                                              year ended as at 31 December 2000,
                                              a copy of which is annexed as
                                              Schedule 1;

            "BGL" Bogoso Gold Limited, registration no. 29,939, a company incorporated according to the laws of the Republic of Ghana;

            "Bogoso Property"                 the area covered by two mining
                                              leases granted to BGL on 21
                                              August, 1987 and 16 August, 1988
                                              respectively, as amended from time
                                              to time, together with all mineral
                                              rights appertaining thereto;

            "Business Day"                    any day other than a Saturday,
                                              Sunday or official public holiday
                                              in the city of Johannesburg,
                                              Republic of South Africa or in the
                                              city of Denver, State of Colorado
                                              of the United States of America ;

            "change of control"               in relation to BGL or any
                                              permitted affiliate which may hold
                                              the New Mining Lease, means a
                                              change in the holding of voting
                                              securities of BGL or such
                                              affiliate as a result of which any
                                              person or group of persons, or
                                              persons acting jointly or in
                                              concert with, or persons
                                              associated or affiliated with any
                                              such person or group are in a
                                              position to elect a majority of
                                              the directors of BGL or such
                                              affiliate;

            "Closing"                         the consummation of the sale of
                                              the Shares and the Seller's Claim
                                              and all other transactions
                                              contemplated in this Agreement as
                                              contemplated in clause 8;

            "Closing Date"                    14 August 2001 or such other date
                                              as may be agreed in writing
                                              between the Parties
                                              subject to the provisions of
                                              clause 14.1(d);

            "Dollars" or "$"                  the currency which is, from time
                                              to time, legal tender for the
                                              payment of all private and public
                                              debts in the United States of
                                              America;

            "Force Majeure"                   any cause, whether foreseeable or
                                              unforeseeable, beyond a party's
                                              reasonable control, including,
                                              without limitation, labour
                                              disputes (however arising and
                                              whether or not employee demands
                                              are reasonable or within the power
                                              of such party to grant); acts of
                                              God; laws, regulations, orders,
                                              proclamations, instructions or
                                              requests of any government or
                                              governmental entity; judgments or
                                              orders of any court; inability to
                                              obtain on reasonably acceptable
                                              terms any public or private
                                              license, permit or other
                                              authorization; curtailment or
                                              suspension of activities to remedy
                                              or avoid an actual or alleged,
                                              present or prospective violation
                                              of federal, state or local
                                              environmental standards; acts of
                                              war or conditions arising out of
                                              or attributable to war, whether
                                              declared or undeclared; riot,
                                              civil strife, insurrection or
                                              rebellion; fire, explosion,
                                              earthquake, storm, flood,
                                              sinkholes, drought or other
                                              adverse weather condition; delay
                                              or failure by suppliers or
                                              transporters of materials, parts,
                                              supplies, services or equipment;
                                              contractor' or subcontractors'
                                              shortage of, or inability to
                                              obtain, labour, transportation,
                                              materials, machinery, equipment,
                                              supplies, utilities or services;
                                              accidents; breakdown of equipment,
                                              machinery or facilities; or any
                                              other cause whether similar or
                                              dissimilar to the foregoing;

            "Government"                      the duly constituted government of
                                              the Republic of Ghana or any
                                              political subdivision thereof, as
                                              recognised from time to time by
                                              the United States of America,
                                              whether federal, state, local or
                                              foreign, or any judicial body,
                                              agency or
                                              instrumentality of any such
                                              government or political
                                              subdivision (including without
                                              limitation, the Bank of Ghana);

            "Lease Area"                      the area covered by the Mining
                                              Lease;

            "Main Agreement"                  that certain main agreement, dated
                                              as of 20 May, 1996, as amended
                                              from time to time, between JCI
                                              Ltd, the Seller, the Government,
                                              Prestea Goldfields Limited, and
                                              the State Gold Mining Company Ltd;

            "Mining Lease"                    that certain mining lease covering
                                              the Lease Area granted to the
                                              Seller on October 13, 1994, as
                                              amended from time to time before
                                              the date hereof, together with all
                                              the mineral rights appertaining
                                              thereto;

            "New Mining Lease"                that certain mining lease, in form
                                              and substance acceptable to BGL
                                              and the Purchaser, covering the
                                              Lease Area to a depth of 200
                                              metres below the top of the winder
                                              for the Lease Area's central
                                              shaft, to be granted to BGL or an
                                              affiliate thereof approved by the
                                              Seller, such approval not to be
                                              unreasonably withheld or delayed,
                                              together with all the mineral
                                              rights relating thereto;

            "Normal Business Hours"           the period of local time
                                              commencing at 08h30 and
                                              terminating at 16h30 on any
                                              Business Day;

            "Parties"                         collectively, the Seller and the
                                              Purchaser;

            "PDA"                             that certain project development
                                              agreement, dated as of 13
                                              September, 1995, as amended from
                                              time to time, between JCI Ltd, the
                                              Seller, the Government, Prestea
                                              Goldfields Limited, and the State
                                              Gold Mining Company Ltd;

            "PGL" Prestea Goldfields Limited, a company incorporated according to the laws of the Republic of Ghana and owned by the

                                              Government;

            "PGR" Prestea Gold Resources Limited, a company incorporated according to the laws of the Republic of Ghana;

            "Purchase Price"                  the purchase price as set forth in
                                              clause 7.1;

            "Purchaser"                       Golden Star Resources Ltd, a
                                              company amalgamated according to
                                              the federal laws of Canada;

            "Rand" or "R"                     the currency which is, from time
                                              to time, legal tender for the
                                              payment of all private and public
                                              debts in the Republic of South
                                              Africa;

            "the Seller"                      Barnato Exploration Limited,
                                              registration no. 1988/03756/06, a
                                              company incorporated according to
                                              the laws of the Republic of South
                                              Africa;

            "the Seller's Claim"              the claim of the Seller, on loan
                                              account, against Barnex Prestea,
                                              which claim will be, as at the
                                              Closing Date, for an amount of not
                                              less than $17 062 885;

            "SGMC" the State Gold Mining Company Ltd (Registration No. 71,023) of the Republic of Ghana, a company incorporated according to the laws of the Republic of Ghana and owned by the Government;

            "the Shares"                      47 ordinary par value shares of $1
                                              in the capital of Barnex (IOM),
                                              which shares constitute 100% of
                                              the total number of issued and
                                              outstanding shares of Barnex
                                              (IOM);

            "Signature Date"                  the date of last signature of this
                                              Agreement;

            "Technical Data"                  means maps, drill logs and other
                                              drilling data, core tests, pulps,
                                              reports, surveys, assays,
                                              analyses, feasibility and other
                                              studies, production reports,
                                              operations,
                                              technical, accounting and
                                              financial records, and other
                                              material information developed in
                                              connection with exploration,
                                              development and mining operations
                                              conducted on the Lease Area prior
                                              to the Closing Date.

            "Transaction Documents"           this Agreement and any other
                                              agreements, instruments,
                                              indemnities, certificates or other
                                              documents delivered in connection
                                              with the transactions contemplated
                                              hereby;

2.3 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4         Unless inconsistent with the context, an expression which denotes:

2.4.1       any gender includes the other genders;

2.4.2       a natural person includes an artificial person and vice versa;

2.4.3       the singular includes the plural and vice versa.

2.5 When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day.

2.6 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

2.7 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.8 The schedules and annexures to this Agreement form an integral part hereof as if fully recited therein and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules and annexures. Information in any schedules or annexures thereto shall be deemed to be set forth in all the other schedules and annexures thereto.

2.9 Any reference to an enactment in this Agreement is to that enactment as at the Signature Date as amended or re-enacted from time to time.

2.10 The rule of construction that the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement shall not apply.

3.          INTRODUCTION

3.1 The Seller is the registered and beneficial owner of the Shares and is fully entitled to dispose of the Shares to the Purchaser.

3.2 The Seller is the beneficial owner of the Seller's Claim and is fully entitled to dispose of the Seller's Claim to the Purchaser.

3.3 The Seller and Barnex Prestea are fully entitled to exercise all of the rights and perform all of the obligations under the Mining Lease, Main Agreement and the PDA except for the rights and obligations of the Government, PGL and SGMC thereunder.

3.4 Barnex (IOM) is the registered and beneficial owner of all of the issued and outstanding securities of the Barnex Companies.

3.5 Prior to, or on the Closing Date, the Purchaser intends to procure that the New Mining Lease is issued by the Government.

3.6 On the Closing Date, the Purchaser and the Seller shall procure, subject to the approval of the Government, that all of the rights of the Seller and/or Barnex Prestea, in terms of the provisions of the Mining Lease, the PDA and the Main Agreement are abandoned against a written waiver and release from the Government, PGL and SGMC in respect of any liabilities relating thereto, the Lease Area or their activities pursuant to such agreements.

3.7 The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase, the Shares and the Seller's Claim, upon the terms and conditions set out in this Agreement.

4.          CONDITIONS PRECEDENT

4.1 The obligation of the Purchaser to enter into and complete the Closing is subject, at its option, to the fulfilment of the following conditions:

4.1.1 The representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made as of and on the Closing Date.

4.1.2 The Seller shall have complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

4.1.3 The Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date and signed by its chief executive officer or managing director, as the case may be, re-stating the text of clauses 4.1.1 and 4.1.2 above and stating unequivocally that all the conditions of the Purchaser to close hereunder have been fully satisfied or specifically waived in a writing addressed by the Purchaser to the Seller.

4.1.4 The approval of the Government of the transfer of the Shares, the approval of Government to: (i) the transfer of the shares of Barnex

            Ghana and Barnex Prestea, and (ii) the change of controller-shareholder of Barnex Prestea, the approval of the South African Reserve Bank and the approval of the shareholders of the Seller, required to implement the transactions contemplated in this Agreement shall have been obtained.

4.1.5 The Mining Lease, PDA and the Main Agreement shall be terminated at or before Closing on a basis whereby none of Barnex (IOM) or any of the Barnex Companies shall have any obligation thereunder or to any other party thereto.

4.1.6 No action, suit, or proceeding involving Barnex (IOM) or the Barnex Companies or their respective subsidiaries shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, that has or may have a materially adverse effect on the assets, prospects or financial position of Barnex (IOM), or the Barnex Companies.

4.1.7 Barnex (IOM) and the Barnex Companies shall have paid or provided for all Taxes (as defined in clause 10 of Schedule 2) required to be paid by any of them relating to taxable periods ending on or before the Closing Date but excluding any royalty payments due but not paid by the Barnex Companies to the Government on or before the Closing Date in terms of clause 10 of Schedule 2.

4.1.8 The Government, PGL and SGMC shall have provided a written waiver and release in terms of which each of them waives and releases any claims which they might otherwise have had against the Barnex Companies (collectively "the Released Parties") in respect of the Main Agreement, the Mining Lease, the PDA and, the activities of the Released Parties under those agreements or otherwise on or about the Lease Area. Such waiver and release shall include, but not limited to a waiver and release of each of the Government, PGL and SGMC to obtain payment of all amounts owed actually or on a contingent basis to any of them in respect of the liabilities, actual or contingent, described on Schedule 2A under the heading "Disclosures Related to Clause 4.1.9".

4.1.9       The New Mining Lease shall have been granted.

4.1.10 Subject only to the delivery of a full and final release as contemplated by clause 8.1 all litigation currently in progress in respect of rights of access to and possession of the Lease Area shall be settled.

4.2 The obligation of the Seller to enter into and complete the Closing is subject, at its option, to the fulfilment on or prior to the Closing Date of the following conditions:

4.2.1 The approval of the Government of the transfer of the Shares, the approval of Government to: (i) the transfer of the shares of Barnex

            Ghana and Barnex Prestea, and (ii) the change of controller-shareholder of Barnex Prestea, the approval of the South African Reserve Bank and the approval of the shareholders of the Seller), required to implement the transactions contemplated in this Agreement shall have been obtained.

4.2.2 The Government, PGL and SGMC shall have provided a written waiver and release in terms of which each of them waives and releases any claims which they might otherwise have had against the Seller and the Barnex Companies (collectively "the Released Parties") in respect of the Main Agreement, the Mining Lease and the PDA, the activities of the Released Parties under those agreements or otherwise on or about the Lease Area.

4.2.3       The New Mining Lease shall have been granted.

4.2.4       The Purchaser shall have complied with the requirements of clause
            7.3.4 and Schedule 6 not later than the Closing Date.

4.3 The Parties shall use their commercially reasonable endeavours to procure the fulfilment of the conditions precedent as soon as reasonably possible after the Signature Date. Without detracting from the generality of the foregoing, (i) the Purchaser shall within 10 (ten) Business Days of the Signature Date deliver an executed copy of this Agreement to the Government for its subsequent approval for the transfer of the Shares and the right pertaining thereto to the Purchaser and thereafter the Purchaser shall continue to use its commercially reasonable efforts to obtain such approval prior to the Closing Date, (ii) the Purchaser shall have the primary responsibility for obtaining Government approval to: (A) the transfer of the shares of Barnex Ghana and Barnex Prestea; and (B) the change of controller-shareholder of Barnex Prestea and the issue of the New Mining Lease, (iii) the Seller shall have the primary responsibility for obtaining the other approvals specified in clause
            4.2.1 and shall have the primary responsibility for obtaining the waiver and release specified in clauses 4.1.8 and 4.2.2, and (iv) the Seller shall be responsible for doing whatever is required so that it will comply, not later than the Closing Date, with the requirements of clause 7.3 and Schedule 6.

5.          DUE DILIGENCE

            The Purchaser acknowledges that prior to the date of this Agreement the Seller and Barnex Prestea provided access to the Purchaser and its representatives to their respective facilities, books and records and to their employees for purposes of enabling the Purchaser to conduct a due diligence investigation of the assets, properties, business and operations of the Barnex Companies. It is recorded that the Purchaser did not have full access to the Lease Area. The due diligence conducted by the Purchaser pursuant to such access shall in no way derogate from the efficacy and scope of the Seller's representations and warranties contained in this Agreement.

6.          SALE

6.1 In one indivisible transaction, the Seller hereby sells to the Purchaser with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from any lien or encumbrance and the Purchaser hereby purchases the Shares and the Seller's Claim, for the Purchase Price with effect from the Closing Date.

6.2 The benefit in and risk relating to the Shares, the Barnex Companies and the Seller's Claim shall pass to the Purchaser as of the close of business on the Closing Date.

6.3 As soon as possible after the Closing Date, but in any event by not later than 30 days after the Closing Date, the Purchaser shall procure that the names of Barnex (IOM) and the Barnex Companies be changed to names that do not contain the name "Barnex" or any words that are similar thereto or which may be confused therewith.

7.          PURCHASE PRICE AND PAYMENT

7.1 The Purchase Price payable by the Purchaser to the Seller for the Shares and the Seller's Claim shall be as set forth in this clause
            7. The Purchase Price shall be allocated as follows:

7.1.1 to the Shares, the Purchaser Shares and Warrants received as described in 7.2.1; and

7.1.2       to the Seller's Claim, the royalty as described in 7.2.2.

7.2         The Purchase Price shall be payable as follows:

7.2.1 the Purchaser shall allot and issue to the Seller, free of any deductions or charges, 3,333,333 (three million three hundred and thirty-three thousand three hundred and thirty-three) common shares in the Purchaser (valued at $2,000,000 at a deemed price of $0.60 per common share) and warrants to acquire an additional 1,333,333 (one million three hundred and thirty three thousand three hundred and thirty three) common shares in the Purchaser. Each warrant will entitle the holder to subscribe for one common share of the Purchaser for a period of three years from the Closing Date at an exercise price of $0.70.

7.2.2 a gold royalty on the first 1,000,000 (one million) ounces of gold produced from the Lease Area (to a depth of 200 metres) and the Bogoso Property by BGL, or any subsidiary or associated companies thereof from the Closing Date as reported by the Purchaser in writing to the Seller no later than 10 (ten) Business Days after the end of each quarter provided that no later than 60 (sixty) days after the end of each financial year of the Purchaser, the Purchaser shall provide to the Seller a certificate from its auditors confirming the amount of gold so produced during that financial year and the quarterly statements shall, if necessary, be adjusted accordingly and any adjusting payment shall be made by the Purchaser to the Seller or refunded by the Seller to the

            Purchaser within 10 (ten) Business Days of receipt of such auditor's certificate. The royalty shall be payable quarterly in arrears 10
            (ten) Business Days after the end of each quarter free of any deductions or charges by telegraphic transfer to a bank account nominated by the Seller in writing by the 2nd day following the end of the quarter for which the gold royalty is due. If the production report in respect of any quarter ("the current quarter") indicates that the production in respect of the quarter preceding the current quarter ("the preceding quarter") is greater or less than the production reported in respect of the preceding quarter and on which the royalty in respect of the preceding quarter was paid, then the royalty in respect of the current quarter shall be adjusted accordingly to take account of the discrepancy in respect of the preceding quarter. The Seller may change the nominated bank account by notifying the Purchaser at least 8 (eight) Business Days before the end of a quarter in which a gold royalty payment is due. The gold royalty will be calculated as follows:

            if the quarterly average London PM fix is below $260 per ounce of gold, $6 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $270 per ounce of gold, but $260 or more per ounce of gold, $7.20 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $280 per ounce of gold, but $270 or more per ounce of gold, $8.40 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $290 per ounce of gold, but $280 or more per ounce of gold, $9.60 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $300 per ounce of gold, but $290 or more per ounce of gold, $10.80 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $310 per ounce of gold, but $300 or more per ounce of gold, $12.00 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $320 per ounce of gold, but $310 or more per ounce of gold, $13.20 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $330 per ounce of gold, but $320 or more per ounce of gold, $14.40 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is below $340 per ounce of gold, but $330 or more per ounce of gold, $15.60 per ounce for the Purchaser's quarterly gold production;

            if the quarterly average London PM fix is $340 or more per ounce of gold, $16.80 per ounce for the Purchaser's quarterly gold production.

7.3 The royalty set out in clause 7.2.2 is subject to the following further terms and conditions:

7.3.1 Subject to the abandonments contemplated in clause 8.6, it is contemplated that the Government shall grant the New Mining Lease to BGL or a permitted affiliate to enable mining activities to take place which will in turn give rise to the gold production referred to in clause 7.2.2. Accordingly, if BGL or any subsidiary, associated or related company which may hold the right to mine should voluntarily dispose of the New Mining Lease, or if there is a change in control of BGL or such affiliate, then the balance of the royalty set out in clause 7.2.2 shall forthwith become due and payable by the Purchaser on the basis that so many of the 1,000,000 (one million) ounces of gold in respect of which a royalty has not yet been paid shall be deemed to have been produced at the gold price ruling (as determined in terms of clause 7.2.2) as at the date of such disposal or change of control and shall be due and payable without further demand by the Seller within 30 days of such voluntary disposal or change in control; provided that the Seller may in its sole discretion permit a disposal or change in control of BGL or such affiliate as contemplated in this clause 7.3.1 on such terms and conditions as the Seller may determine, including but not limited to an undertaking by an acquirer of the interests being disposed of to be bound by the provisions of this Agreement as far as they relate to the payment of the royalty;

7.3.2 If the New Mining Lease is revoked, abrogated, nationalised, expropriated or otherwise compulsorily acquired by the Government or any other entity, then the Purchaser shall pay to the Seller an amount equal to the lesser of: (i) 50% (fifty per cent) of any compensation (net of any costs incurred in connection with the obtaining and collection of such compensation) received in respect of such expropriation, nationalisation or acquisition and; (ii) the balance of the royalty (calculated on the basis set out in clause 7.3.1), provided that if compensation is paid other than in the form of cash then the Purchaser may pay to the Seller 50% (fifty per cent) of the compensation in the form in which it is received. Any amount due by the Purchaser to the Seller shall be paid without further demand by the Seller within 30 (thirty) days of receipt by the Purchaser of the compensation in question. The Purchaser shall procure that the amount payable in terms hereof as it applies to the royalty shall not be hypothecated or encumbered in any way and that no third party shall have any right of preference or security in respect of such portion of the compensation as may be payable to the Seller pursuant to the provisions of this clause 7.3.2;

7.3.3 GSR shall, and shall procure that BGL shall, use its reasonable commercial endeavours to procure the grant of the New Mining Lease;

7.3.4       The Purchaser shall procure that:

            (a) there shall be granted to the Seller security for the royalty payable by the Purchaser to the Seller in terms of clause
                  7.2.2 which shall take the form of a first charge over a portion of the gold revenue to be received by BGL and/or its affiliate in the form described in Schedule 6 attached; and

            (b) the required documentation creating such first charge and the related arrangements complying with the requirements of
                  Schedule 6 shall be executed and delivered and completed to the satisfaction of the Seller acting reasonably not later than the Closing Date.

7.4 The Seller will pay to the Purchaser on the Closing Date, free of any deductions or charges, the amount by which the total net current liabilities and obligations of Barnex (IOM) and it subsidiaries, excluding related party debt and shareholder loans to be acquired by the Purchaser, exceed $100,000 (one hundred thousand) in the aggregate. This total does not include the approximately $5,600,00 (five million and six hundred thousand) of outstanding and contingent liabilities described on Schedule 2A that will be waived by the Government, PGL and SGMC pursuant to clause 4.2.2

7.5         The Seller shall be entitled to have access to the Lease Area:

7.5.1 from the Signature Date to date of receipt of the Government approval referred to in clause 4.1.8, for purposes of preparing its environmental management plan and matters related thereto only;

7.5.2 from date of receipt of the Government approval referred to in clause 4.1.8 for purposes of road maintenance and construction and for exploration and prospecting purposes only. Neither the Purchaser nor BGL shall be entitled to commence any mining operations on or under the Lease Area until after the Closing Date.

8.          CLOSING

8.1 On the Closing Date, against payment of the Purchase Price by the Purchaser in terms of clause 7.2, the Seller shall deliver to the
            Purchaser:

8.1.1 certificates representing all of the Shares, together with signed, currently dated transfer forms relating thereto in blank as to the transferee in proper form for transfer by delivery;

8.1.2       written cessions of the Seller's Claim in favour of the Purchaser;

8.1.3 the written resignations of all of the directors, officers and employees of the Barnex Companies and Barnex (IOM) and executed releases of all claims against the Barnex Companies and Barnex (IOM) up to the time of Closing;

8.1.4 releases among Barnex Prestea and the Seller from all rights, liabilities and obligations under each of the Mining Lease, PDA and the Main Agreement.

8.2         a resolution signed by the board of directors of Barnex Prestea:

8.2.1       noting the cession of the Seller's Claim;

8.2.2 accepting the resignations of the directors resigning in terms of clause 8.1.3;

8.2.3 appointing, as directors and officers, the nominees selected by the Purchaser (which nominations shall be made in writing by the Purchaser no later than 3 (three) Business Days before the Closing);

8.3         a resolution signed by the board of directors of Barnex Ghana;

8.3.1 accepting the resignations of the directors resigning in terms of clause 8.1.3;

8.3.2 appointing, as directors and officers, the nominees selected by the Purchaser (which nominations shall be made in writing by the Purchaser no later than 3 (three) Business Days before the Closing);

8.4         a resolution signed by the board of directors of Barnex (IOM):

8.4.1       approving the transfer of the Shares to the Purchaser;

8.4.2 accepting the resignations of the directors resigning in terms of clause 8.1.3;

8.4.3 appointing, as directors and officers, the nominees selected by the Purchaser (which nominations shall be made in writing by the Purchaser no later than 10 (ten) days before the Closing;

8.5 all books, documents and records of Barnex (IOM) and the Barnex Companies, including without limitation of the foregoing, all Technical Data. The Purchaser undertakes to allow the Seller reasonable access during Normal Business Hours to all the books, documents and records of the Barnex Companies and Barnex (IOM) contemplated in this clause 8.5 at the place of business of such companies, to the extent to which they relate to the period prior to the Closing Date, which shall include the making of copies at the sole expense of the Seller, of any such books, documents and records, for the purposes of enabling the Seller to meet any obligations it may have in law and of enabling it to protect or to enforce any rights that it may have. The Seller shall only be entitled to access as contemplated in this clause 8.5 to the extent that it has a legitimate interest in having access to the information required, and the Seller shall advise the Purchaser of the reason it requires such access at least 3 (three) Business Days prior to seeking such access. The Seller shall reimburse the Purchaser for all costs and expenditure incurred by the Purchaser in connection with complying with its obligations under this clause.

8.6 On the Closing Date, against payment of the Purchase Price by the Purchaser to the Seller in terms of 7.2, the Seller and each other party who has rights under any of the Mining Lease, Main Agreement and PDA shall deliver to the Government a letter abandoning their rights in terms of the Mining Lease, the Main Agreement and the PDA and waiving any claims which they might otherwise have had against the Government arising out of the abrogation referred to in clause 11.4.

9.          MUTUAL CO-OPERATION

            The Parties undertake to co-operate with one another in good faith and to use their commercially reasonable efforts to fulfil the conditions set out in clause 4 and give effect to the other provisions of this Agreement. Each of the Parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.         CONFIDENTIALITY

10.1 None of the Parties shall issue any press release or any other public document or make any public statement, in each case relating to or connected with or arising out of the Transaction Documents or the matters contained therein (save for any such release, announcement or document which is required to be given, made or published by law or under the rules and regulations of any stock exchange) without obtaining the prior approval of the other Parties to the contents thereof and the manner of its presentation and publication; provided that such approval shall not to be unreasonably withheld or delayed.

10.2 In the case of a release, announcement or document which is required to be given, made or published by law or under the rules and regulations of any stock exchange, the Party liable so to give, make or publish the same shall give to the other Parties as much advance warning thereof as is reasonable in the circumstances together with drafts or a copy thereof as soon as it is at liberty so to do.

10.3 Every Party shall at all times keep confidential (and to ensure that its employees and agents shall keep confidential) any information which it has acquired or may acquire in relation to any of the other Parties or to any matter arising from or in connection with any of the Transaction Documents, save for any information:

10.3.1 which is publicly available or becomes publicly available through no act or default of the first mentioned Party; or

10.3.2 which is disclosed to that Party by a third party which did not acquire the information under an obligation of confidentiality; or

10.3.3 which is independently acquired by that Party as a result of work carried out by a person to whom no disclosure of such information has been made,

            and shall not use or disclose such information except with the consent of the other Parties or in accordance with an order of court of competent jurisdiction or in order to comply with any law or governmental regulations by which the Party concerned is bound.

10.4 The provisions of this clause 10 shall survive any termination of this Agreement.

11.         WARRANTIES

11.1 In respect of the Barnex Companies, the Shares, the Seller's Claim and certain matters in connection therewith, the Seller gives the Purchaser the representations and warranties set out in Schedule 2 hereto, subject to the limitations set out in clause 13.

11.2 Save as set out in Schedule 2, the Seller gives and makes no warranties or representations, whether express or implied, written or oral, in connection with the Barnex Companies, the Shares, or the Seller's Claim.

11.3 All of the representations and warranties of the Seller contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and shall thereafter terminate and expire on the first anniversary date of the Closing Date

11.4 It is recorded that in terms of a letter dated 25 October 2000 the Ghanaian Government purported to abrogate the Mining Lease, the PDA and the Main Agreement, which purported abrogation the Seller has disputed. A copy of the letter is attached marked Schedule 3. All of the Parties acknowledge that they are aware of that letter and of the purported abrogation of the Seller's rights under the Mining Lease and the purported grant of a further mining lease to PGR and of the circumstances which have pertained in relation to the Lease Area and the right of Barnex as a result thereof. All representations, warranties and indemnities contained in this Agreement are qualified accordingly and no Party shall have any claim arising directly or indirectly out of the circumstances disclosed in terms of this clause 11.4.

12.         INDEMNIFICATION

12.1        OBLIGATION OF THE SELLER TO INDEMNIFY

            Subject only to the limitations contained in clauses 11.4, 12 and 13, the Seller agrees to indemnify, defend and hold harmless the Purchaser (and its officers, directors, partners, employees, affiliates, successors and assigns) from and against all losses, liabilities including, without limitation, liabilities arising under principles of strict or joint and several liability, damages (including, without limitation, such amounts as constitute punitive damages and loss of profit), deficiencies, demands, claims (including, without limitation, demands, allegations, orders or other actions by governmental agencies, landlords, adjoining property owners or other third parties), actions, judgments or causes of action, assessments, costs, all amounts paid in investigation, defence or settlement of the foregoing, and or expenses (including, without limitation, interest, penalties and attorneys' fees, expenses and disbursements) or other third party claims, after taking into account any tax effect of receipt of indemnity under this Section ("Losses") based upon, arising out of, or otherwise in respect of any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any document or other papers delivered by or on behalf of any of them pursuant to this Agreement.

12.2        OBLIGATION OF THE PURCHASER TO INDEMNIFY

            Subject only to the limitations contained in clauses 11.4 and 13, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its officers, directors, partners, employees, affiliates, successors and assigns from and against any Losses, based upon, arising out of, or otherwise in respect of any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any document or other papers respectively delivered by or on behalf of the Purchaser pursuant to this Agreement.

12.3        NOTICE OF ASSERTED LIABILITY

            Except as otherwise provided in this Section, promptly after receipt by any party hereto (the "Indemnitee") of written notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") by a party other than a party to this Agreement that may result in a Loss (a "Third Party Claim"), the Indemnitee shall forthwith give written notice thereof (the "Claim's Notice") to the party obligated to provide indemnification hereunder (the "Indemnifying Party"). The Claim's Notice shall describe the Asserted Liability with respect to such Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee with respect to such Third Party Claim. Any defect or delay in delivery of any Claim's Notice shall not in any way limit the delivering party's right to indemnification, except to the extent that such omission resulted in the forfeiture by the Indemnifying Party of any substantive rights or defences.

12.4        OPPORTUNITY TO CONTEST

            The Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Third Party Claim. If the Indemnifying Party elects to compromise or contest such Third Party Claim, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Third Party Claim. If the Indemnifying Party elects not to compromise or contest the Third Party Claim, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or contest such Third Party Claim. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the contest of such Third Party Claim. If the Indemnifying Party chooses to contest a Third Party Claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for, shall make its officers and employees available in connection with, and shall otherwise cooperate, with the Indemnifying Party.

12.5 Any claim on account of any Asserted Liability which does not result from a Third Party Claim shall be asserted by a Claim's Notice given by the party claiming indemnity to the party from whom indemnity is claimed. The recipient of such Claim's Notice shall have a period of 30 days within which to respond thereto. If such recipient does not respond within such 30 days' period, the party claiming indemnity shall be free to pursue such remedies as may be available to such party by applicable law.

12.6        REIMBURSEMENT OF EXPENSES

            In connection with its obligations to indemnify under this clause 12, the Indemnifying Party shall reimburse the Indemnitee for all expenses (including, without limitation, reasonable fees and disbursement of counsel) as they are incurred by such Indemnitee; provided, however, that the Indemnitee shall not be reimbursed hereunder for any expenses if it is judicially determined that the Losses in question resulted from the wilful misconduct, fraud, bad faith or gross negligence of the Indemnitee.

13.         LIMITATIONS ON WARRANTIES AND INDEMNITIES

            The Purchaser and the Seller acknowledge and agree that any claims that they may wish to bring in connection with any Losses shall be subject to the following limitations:

13.1 in the case of the Purchaser, the right to any such claim shall prescribe 12 (twelve) months after the Closing, unless the Purchaser shall, prior to then, have instituted legal action against the Seller or, in the case of a claim in terms of clause 11, by the service of legal process on the Seller in order to enforce that claim;

13.2 in the case of the Seller, any such claim shall prescribe 12 (twelve) months after the Closing (except in the case of any disputes relating to any gold royalty payment payable under this Agreement), unless the Seller shall prior to then, have instituted legal action against the Purchaser by the service of legal process on the Purchaser in order to enforce that claim;

13.3 neither the Purchaser nor the Seller shall have any claim against the other arising from or in connection with any Losses until such time as the value, in aggregate, of the claims exceeds $150,000 (one hundred and fifty thousand) (provided that where the same facts may give rise to a warranty claim or an indemnity claim, the quantum of any such claim shall not be reckoned twice in determining the aggregate value of any claims) and provided, further, that no party shall have any claim in respect of any individual claim in an amount of less than $5,000 (five thousand) and provided further that the limitations set out herein shall not apply in respect of any claim by the Seller, or any successor or assignee of the Seller, in respect of any claim for royalty as set out in clause 7.3;

13.4 the aggregate liability of the Purchaser and the Seller for Losses shall be limited as follows:

13.4.1 the amount recoverable with respect to any claim shall not exceed the Purchase Price as at the date of the claim (the "Claim Date") less any amounts previously paid or payable by the Purchaser or the Seller, as the case may be, in respect of Losses;

13.4.2 for this purpose, "Purchase Price" shall be the aggregate of (i) the market price at the Claim Date of the common shares issued to the Seller in terms of clause 7.2.1 and (ii) all royalty payments made as of the Claim Date under clause 7.3.

13.5 Notwithstanding any other provision of this Agreement, the Purchaser shall be entitled to set-off against any Losses in respect of which it has obtained a judgment which is not being contested in good faith by the Seller of any amount otherwise payable pursuant to clause 7.2.2 or 7.3.

14.         TERMINATION

14.1        Termination Events

            This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either the Purchaser or the Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or has not been remedied within a period of 30 (thirty) days after the date of service of the notice referred to in this clause 14.1;

            (b) (i) by the Purchaser if any of the conditions in clause 4 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date; or (ii) by the Seller, if any of the conditions in clause 4 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date;

            (c)   By mutual consent of the Parties; or

            (d) By either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 30 August 2001, or such later date as the parties may agree upon in writing.

14.2        EFFECT OF TERMINATION

            Each party's right of termination under clause 14.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to clause 14.1, all further obligations of the parties under this Agreement will terminate, except the obligations in clauses 10 and 22 will survive; provided, however that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all remedies (at law and in equity) will survive such termination unimpaired.

15.         COVENANTS AND AGREEMENTS

15.1        CONDUCT OF BUSINESS

            It is recorded that the Barnex Companies and Barnex (IOM) are not and will not be conducting any mining business prior to the Closing Date and subject to that qualification, from the Signature Date through the Closing Date, the Seller shall cause the Barnex Companies and Barnex (IOM) to conduct their affairs in the ordinary course and, without the prior written consent of the Purchaser following reasonable notice, not to undertake any of the actions changing the shares in issue, payment of any dividends or distributions, or increase the financial indebtedness by raising new external financing, or take any action against PGR save to the extent that such action is require to preserve the rights or assets of the Seller or the Barnex Companies.

15.2        INSURANCE

            From the Signature Date through the Closing Date, the Seller shall cause the Barnex Companies to maintain in force and effect (including necessary renewals thereof) any insurance policy in place as of the Signature Date, except to the extent that any insurer has notified the Barnex Companies that any such insurance policy will no longer be available as a result of the Closing of the transactions contemplated herein and such insurance policy may be replaced with equivalent policies appropriate to insure the respective assets, properties and businesses of the Barnex Companies to the same extent as currently insured. The Seller shall cause the Barnex Companies to give reasonable prior notice to the Purchaser of any cancellation or expiration of any insurance policy and to consult with the Purchaser as to any replacement policy.

15.3        ACTIONS AND PROCEEDINGS

            From the Signature Date through the Closing Date, the Seller shall, and shall cause the Barnex Companies and Barnex (IOM) to, promptly notify the Purchaser, but in any event within 3 (three) Business Days (but not later than the Business Day immediately preceding the Closing Date) after it has knowledge of any actions or proceedings relating to the Mining Lease, Lease Area PDA, Main Agreement or the Shares, Barnex (IOM), the Barnex Companies or the Seller's Claim that from the Signature Date are threatened or commenced against any of them or against any of their respective affiliates, officers, directors, employees, consultants, agents, shareholders or other representatives.

15.4        CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES

            From the Signature Date through the Closing Date, the Seller shall use its commercially reasonable efforts to cause the Barnex Companies and Barnex (IOM) to conduct their business in such a manner so that the representations and warranties contained in
            Schedule 2 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser shall promptly be given notice of any event, condition or circumstance occurring or arising from the Signature Date through the Closing Date that would constitute a violation or breach of this Agreement or would cause any of the representations and warranties made hereunder by any of them to be untrue.

15.5        FINANCIAL STATEMENTS

            Prior to the Closing Date, the Seller shall cause the Barnex Companies and Barnex (IOM) to deliver to the Purchaser on a monthly basis as they become available, the unaudited consolidated balance sheets of the Barnex Companies and Barnex (IOM) and the related unaudited consolidated statements of income and, if ordinarily prepared, stockholder's equity and changes in financial position for each such month commencing on 31 May 2001 and thereafter monthly in arrear (the "Interim Financials"). Except as set forth in Schedule 2, the Interim Financials shall fairly present the consolidated financial positions of the Barnex Companies and Barnex (IOM) at their respective dates and consolidated results of operations and changes in financial position for the period then ended of the Barnex Companies and Barnex (IOM) in accordance with the same generally accepted accounting principles applied consistently with the preparation of the 2000 Financial Statements.

15.6        CLAIMS

            Up to and including the Closing Date, save for the Seller's Claim, the Barnex Companies and Barnex (IOM) shall not have any liabilities or obligations to the Seller or any of its respective subsidiaries (including, without limitation, on account of shareholder loans and inter-company debt), directors, officers or shareholders.

15.7        SHAREHOLDER APPROVAL

            The Seller agrees that this Agreement shall be submitted for approval by the shareholders of the Seller, and hereby agrees to recommend to such shareholders that this Agreement be approved pursuant to applicable law. The Seller shall, and shall cause any person over which it exercises control, to vote all the shares they beneficially own in any company the approval of the shareholders of which is required under this Section. As soon as practicable after the Signature Date (but not later than 30 days thereafter), the Seller shall, where necessary, prepare and file with the appropriate governmental agency or regulatory body, preliminary copies of the information statement and other filings relating to the approvals required from its shareholders. All expenses of preparing, printing, filing and mailing the information statement shall be expenses of the Seller and shall not be charged, directly or indirectly, to the Barnex Companies, Barnex (IOM) or the Purchaser.

15.8        ACQUISITION PROPOSAL

            The Seller will not, nor will it permit any of its subsidiaries or any officer, director, employee or any investment banker, attorney, accountant or other agent, directly or indirectly retained by it to, initiate or solicit, directly or indirectly, inquiries or the making of any proposal with respect to, or engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating, directly or indirectly, to (i) any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Barnex Companies and Barnex (IOM) or (ii) any grant of any interest (be it in the form of a joint venture interest, option right or any other form whatsoever) in the Mining Lease or the Lease Area, or otherwise facilitate any effort or attempt to do or seek any of the foregoing. The Seller shall notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of them.

16.         ADDRESSES

16.1 Each Party chooses the address set out opposite its name below as its address at which all notices, legal processes and other communications must be delivered for the purposes of this Agreement:

16.1.1      THE SELLER:           3rd Floor
                                  28 Harrison Street
                                  Johannesburg, 2001
                                  Republic of South Africa
                                  Telefax: +27 11 834 5064
                                  Attention: Managing Director

16.1.2      THE PURCHASER:        Suite 103
                                  10579 Bradford Road
                                  Littleton
                                  Colorado 80127
                                  United States of America
                                  Telefax: +1303 830 9094
                                  Attention: President and CEO

16.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing.

16.3 Any Party may by written notice to the other Parties change its chosen address and/or telefax number to another physical address and/or telefax number, provided that the change shall become effective on the fourteenth day after the receipt of the notice by the addressee.

16.4        Any notice to a Party contained in a correctly addressed envelope;
            and

16.4.1      sent by prepaid registered post to it at its chosen address; or

16.4.2 delivered by hand to a responsible person during ordinary business hours at its chosen address;

            shall be deemed to have been received in the case of clause 16.4.1 on the tenth Business Day after posting (unless the contrary is proved) and, in the case of documents delivered by hand shall be deemed to be received on the date of actual delivery.

16.5 Any notice by telefax to a Party at its telefax number shall be deemed, unless the contrary is proved, to have been received on the first Business Day after the date of transmission.

16.6 Notwithstanding anything to the contrary contained in this clause 16, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address or telefax number.

17.         GOVERNING LAW AND JURISDICTION

17.1 The provisions of this Agreement shall be governed by and construed in accordance with the laws of England.

17.2 The Parties consent and submit to the non-exclusive jurisdiction of any court in England (and of the appropriate appellate court), competent to hear and to determine any matter arising from or in connection with this Agreement and waive in advance any objection to venue laid therein.

17.3        The Seller hereby:

17.3.1 irrevocably designates, appoints and empowers JCI London Limited (Attention: Mr Phil Dexter) of 6 St James Place, London SW1A 1NP, England, telephone number (207) 491-1889 and telefax number (207) 491-1989 (or such other person as is satisfactory to the Purchaser from time to time) to the fullest extent allowed by law to receive for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement until this Agreement ceases to be effective and binding on the parties;

17.3.2 agrees that it shall take all action, including the execution and filing of any and all documents which may be necessary, to continue the designation and appointment referred to in clause 17.3.1 in full force and effect and to cause such agent to continue to act as its agent;

17.3.3 agrees to notify the Purchaser as soon as possible of any change in the address of any such agent for the service of process from that set out above and each subsequent change of address of such agent for service of process;

17.3.4 irrevocably consents to the service of process in any such action or proceeding by serving a copy thereof upon the relevant agent for service of process referred to above, provided that nothing herein shall affect the right to serve process in any other manner permitted by law.

17.4        The Purchaser hereby:

17.4.1 irrevocably designates, appoints and empowers Fasken Mariuneau DuMoulin LLP of 10 Arthur Street, Fifth Floor, London EC4R 9AY, England (or such other person as is satisfactory to the Seller from time to time) to the fullest extent allowed by law to receive for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement until this Agreement ceases to be effective and binding on the parties;

17.4.2 agrees that it shall take all action, including the execution and filing of any and all documents which may be necessary, to continue the designation and appointment referred to in clause 17.4.1 in full force and effect and to cause such agent to continue to act as its agent;

17.4.3 agrees to notify the Purchaser as soon as possible of any change in the address of any such agent for the service of process from that set out above and each subsequent change of address of such agent for service of process;

17.4.4 irrevocably consents to the service of process in any such action or proceeding by serving a copy thereof upon the relevant agent for service of process referred to above, provided that nothing herein shall affect the right to serve process in any other manner permitted by law.

18.         SEVERABILITY

            It is agreed that every clause of this Agreement is severable, the one from the other, and if any clause is found to be defective or unenforceable for any reason by any competent court, then the remaining clauses shall be of full force and effect and continue to be of full force and effect.

19.         COUNTERPARTS

            This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

20.         FORCE MAJEURE

20.1 The obligations of the Purchaser and the Seller under this Agreement shall be suspended to the extent and for the period that performance by either of them is prevented by any condition of Force Majeure. The party wishing to declare Force Majeure shall, within 20 Business Days from the occurrence of the event giving due rise to the condition of Force Majeure, give notice to the other party of any such suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The party wishing to declare Force Majeure shall use reasonable efforts to overcome the event of Force Majeure and resume performance as soon as reasonably possible; provided, however, that such obligation shall not be construed as requiring such party to incur unreasonable costs or expenses, to contest the validity of any governmental administrative ruling or action by way of judicial review or other legal action, or to settle any labour dispute. When any performance or obligation is suspended by an event of Force Majeure, any deadline or time limit for performance shall be extended after the event of Force Majeure is overcome by a time period equal to the number of days performance was suspended or delayed as a result of the event of Force Majeure. Upon the cessation of the event or events giving rise to the condition of Force Majeure, the party who has declared Force Majeure shall promptly give the other party notice of the termination of the event of Force Majeure.

20.2 Notwithstanding the provisions of clause 20.1, the Purchaser shall not be entitled to suspend or withhold payment of the royalty set out in clause 7.2 as a result of any event of Force Majeure to the extent that the Purchaser is in receipt of insurance payments which compensate it for any loss of gold production or gold sales revenue.

21.         GENERAL

21.1 This document contains the entire agreement between the Parties in regard to the subject matter thereof and all other documents entered into by the Parties with respect to the subject matter hereof shall be terminated and no further force and effect as of the Signature Date.

21.2 No Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this document.

21.3 No failure by a Party to enforce any provision of this Agreement shall constitute a waiver of such provision or affect in any way a Party's right to require the performance of such provision at any time in the future, nor shall a waiver of a subsequent breach nullify the effectiveness of the provision itself.

21.4 No agreement to vary, add to or cancel this Agreement shall be of any force and effect unless reduced to writing and signed by or on behalf of the Parties to this Agreement.

21.5 Any Party shall, on not less than 30 days' prior written notice to the other Parties, be entitled to cede any of its rights or assign any of its obligations in terms of the provisions of this Agreement, provided that the Party assigning any obligations in terms of the provisions of this Agreement shall remain jointly and severally liable to the other Parties, with the assignee, for the due and proper performance by the assignee of any obligation so assigned.

22.         COSTS

            The Parties shall bear their own costs of and incidental to the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated hereby. All stamp duty payable in respect of the transfer of the Shares shall be borne by the Purchaser.

THUS DONE and SIGNED at Denver. Colorado, USA on this the 21st day of June, 2001, in the presence of the undersigned witnesses.

AS WITNESS:                             For and on behalf of
                                        GOLDEN STAR RESOURCES LTD.


___________                             ________________________________________
                                        Name:     Peter Bradford
                                        Capacity: President
                                        Who warrants his authority hereto

THUS DONE and SIGNED at Johannesburg on this the 21st day of June, 2001, in the presence of the undersigned witnesses.

AS WITNESS:                             For and on behalf of
                                        BARNATO EXPLORATION LIMITED


___________                             ________________________________________
                                        Name:
                                        Capacity:
                                        Who warrants his authority hereto

                                                                      SCHEDULE 1

                    AUDITED FINANCIAL STATEMENTS OF BARNEX (IOM), BARNEX PRESTEA
                                                     AND BARNEX GHANA AS AT 31
                                                           DECEMBER 2000

The Purchaser acknowledges to the Seller that the Seller has delivered to it copies of the Barnex (IOM) Accounts, Barnex Ghana Accounts and the Barnex Prestea Accounts and the parties hereby agree that such accounts in the form so delivered shall be deemed to have been included as Schedule 1.

                                                                      SCHEDULE 2

REPRESENTATIONS AND WARRANTIES IN RESPECT OF BARNEX (IOM) AND THE BARNEX COMPANIES (COLLECTIVELY THE "BARNEX GROUP")

As an inducement to enter into this Agreement, the Seller represents and warrants to the Purchaser that, save as set out in the Agreement to which this schedule is annexed as Schedule 2 or as set out in Schedule 2A, as at the Signature Date and the Closing Date (unless otherwise stated or required by the context) and during the period between those dates:

1.          Title to the Shares

            The Seller owns beneficially and of record, free and clear of any lien or other encumbrance, 47 ordinary shares of the capital stock of Barnex (IOM), representing 100% of the issued and outstanding shares of the capital stock of Barnex (IOM). Upon the delivery of and payment for the Shares at the Closing as herein provided, the Purchaser will acquire good and valid title to the Shares, free and clear of any lien or other encumbrance.

            Barnex (IOM) owns beneficially and of record, free and clear of any lien or other encumbrance, 100 Class A ordinary shares of the capital stock of Barnex Prestea, representing 100% of the issued and outstanding Class A ordinary shares of the capital stock of Barnex Prestea. The Government owns beneficially and of record, free and clear of any lien or other encumbrance, 11 Class B ordinary shares of the capital stock of Barnex Prestea, representing 100% of all of the issued and outstanding Class B ordinary shares of the capital stock of Barnex Prestea. No other party holds any shares in the capital stock of Barnex Prestea. At the Closing as herein provided, Barnex (IOM) will hold good and valid title to the 100 Class A ordinary shares of the capital stock of Barnex Prestea, free and clear of any lien or other encumbrance.

            Barnex (IOM) owns beneficially and of record, free and clear of any lien or other encumbrance, 100 Class A ordinary shares of the capital stock of Barnex Ghana, representing 100% of the issued and outstanding shares of the capital stock of Barnex Ghana. At the Closing as herein provided, Barnex (IOM) will hold good and valid title to the 100 Class A ordinary shares of the capital stock of Barnex Ghana, free and clear of any lien or other encumbrance.

2.          Authority to Execute and Perform Agreements

            The Seller has the full corporate right and power and all corporate authority and approval required to enter into, execute and deliver this Agreement and any other document or agreement executed in connection herewith and to perform fully its obligations hereunder and this Agreement, upon execution and delivery by the Seller (and assuming due execution and delivery hereof by the Purchaser) will be a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement has been duly authorised by its board of directors and, where required by applicable law, by its shareholders. The lack of the authorization of the shareholders of the Seller shall not constitute a breach of this Schedule 2 if such authorisation is obtained prior to the Closing Date. The Seller is not a party to any agreement respecting the shares of capital stock of any member of the Barnex Group

3.          Due Incorporation and Qualification

            Each member of the Barnex Group is a corporation duly organized and validly existing under the laws of its place of incorporation. Each member of the Barnex Group has all requisite power and authority (corporate and other) to own, lease and operate its assets and properties and to carry on its businesses as now being and, in all material respects, as heretofore conducted. The Barnex Companies are qualified to do business in the jurisdiction of the Republic of Ghana. Each member of the Barnex Group is qualified to do business as corporations in each jurisdiction where the nature of the properties owned or leased by it or the nature of its businesses requires qualification, except where the failure to so qualify would not have a material adverse impact upon its businesses, assets or properties taken as a whole.

4.          Outstanding Capital Stock

            Barnex Prestea has an authorised capital of 9,000,000 Class A ordinary shares and there are 100 Class A ordinary shares issued and outstanding. Barnex Prestea has an authorised capital of 1,000,000 Class B ordinary shares and there are 11 Class B ordinary shares are issued and outstanding. There is no other class of authorised capital and no other shares are issued and outstanding. All of the shares are duly authorised, validly issued, fully paid and non-assessable. The consent of the Government is required for the issuing of all further shares. The rights, conditions and privileges attaching to the Class B ordinary shares are not materially different from the rights, condition and privileges attaching to the Class A ordinary shares.

            Barnex Ghana has an authorized capital of 9,000,000 Class A ordinary shares and there are 100 Class A ordinary shares issued and outstanding. Barnex Ghana has an authorised capital of 1,000,000 Class B ordinary shares and there are no Class B ordinary shares are issued and outstanding. There is no other class of authorised capital and no other shares are issued and outstanding. All of the shares are duly authorised, validly issued, fully paid and non-assessable. The consent of the Government is required for the issuing of all further shares. The rights, conditions and privileges attaching to the Class B ordinary shares are not materially different from the rights, condition and privileges attaching to the Class A ordinary shares.

            Barnex (IOM) has an authorised capital of 4,000 ordinary shares and there are 47 ordinary shares issued and outstanding. There is no other class of authorised capital and no other shares are issued and outstanding. All of the shares are duly authorised, validly issued, fully paid and non-assessable.

5.          Options or Other Rights

            There is no outstanding right, subscription, warrant, call, unsatisfied pre-emptive right, option or other agreement of any kind to purchase or otherwise to receive from any member of the Barnex Group and the Seller or any of their respective affiliates any of the outstanding, authorised but unissued, unauthorised or treasury shares of the capital stock or any other security of any member of the Barnex

            Group, and there is no outstanding security of any kind convertible or exchangeable into such capital stock or other security.

6.          Subsidiaries and Other Affiliates

            Barnex (IOM) is the 100% controlling and beneficial shareholder of Barnex Ghana and the 90% controlling and beneficial shareholder of Barnex Pretea as set forth in clause 4 of Schedule 2 of this Agreement.

            Except as set out in the foregoing paragraph, no member of the Barnex Group, directly or indirectly, owns or has the power to vote or to acquire the power to vote, 50% or more of the securities of any class of any company the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such company.

7.          Memorandum and Articles of Association

            The Seller has heretofore delivered to the Purchaser true and complete copies of their Memoranda and Articles of Association of each member of the Barnex Group, all as of a recent date, receipt of which is hereby acknowledged. The minute books of each member of the Barnex Group contain minutes of all meetings and consents in lieu of meetings of its boards of directors (and any committees thereof) and of its shareholders. The minute books and stock books of the Barnex Group, to be delivered to the Purchaser at Closing are true and complete in all material respects.

8.          Financial Statements

            The consolidated balance sheets of each member of the Barnex Group as at December 31, 2000 and the related consolidated statements of income, stockholder's equity and changes in financial position for the year then ended, including the footnotes thereto and the report thereon of the auditors, all of which have been delivered to the Purchaser, fairly present the consolidated financial position of each member of the Barnex Group at their respective dates and the consolidated results of operations and changes in financial position for the year then ended of each member of the Barnex Group in accordance with generally accepted accounting principles, consistently applied. The foregoing financial statements are sometimes herein called the "2000 Financial Statements," the balance sheet included in the 2000 Financial Statements is sometimes herein called the "2000 Balance Sheet" and December 31, 2000 is sometimes herein called the "2000 Balance Sheet Date."

9.          No Material Adverse Change

            Barnex Prestea ceased to operate in the Lease Area in September 1998, Barnex Ghana and Barnex (IOM) have never operated. No member of the Barnex Group conducts or has conducted any operations, whether in the Lease Area or elsewhere since that date. Since the 2000 Balance Sheet Date, there has been no material adverse change in the affairs of any member of the Barnex Group, save that it is recorded and acknowledged that no member of the Barnex Group is in receipt of operating income, that expenditure is being incurred on an ongoing basis to preserve the rights and assets of each member of the Barnex Group, that inventory is being disposed of on an ongoing basis, that the assets of each member of the Barnex Group depreciate on an ongoing basis in the ordinary course and that certain of the assets of Barnex Prestea are in the possession of PGR.

10.         Tax Matters

            No member of the Barnex Group has been in a net tax paying position at any time in terms of the laws under which it is governed. The warranties given in this clause 10 are qualified by that representation and warranty. The Seller and each member of the Barnex Group have each timely filed or caused to be filed, whether on a consolidated, combined, unitary or separate return basis, all tax returns, declarations, reports, information returns and statements of whatsoever kind in respect of any taxes ("Tax Returns") required to be filed under applicable law on or before the Signature Date in respect of all taxable periods ending on or before the Signature Date. The Seller and and each member of the Barnex Group have paid, or on their financial statements which will be taken into account in the post-Closing adjustment will have adequately provided for through the Closing Date, all taxes required to be paid by them with respect to all federal, state, county, local and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, withholding taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, taxes on value added and import duties, whether or not measured in whole or in part by income imposed by the Republic of Ghana or any political subdivision thereof or by any jurisdiction other than the Republic of Ghana (including, without limitation, the

            Republic of South Africa) or any political subdivision thereof ("Taxes" or "Tax" where the context requires), and all deficiencies or additions to Taxes, interest and penalties owed by them, in connection with any such Taxes (which deficiencies, additions, interest and penalties shall be included within the meaning of Taxes).

11.         Compliance with Laws

            To the best of the knowledge of the Seller, no member of the Barnex Group is (a) in violation of any material applicable order of any governmental or regulatory body, judgment, injunction, award or decree or (b) in violation in any material respect of any law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator of the Republic of Ghana or other foreign jurisdiction applicable to its business or properties. To the knowledge of the Seller, it has not, on behalf of any member of the Barnex Group or with respect to the Mining Lease, the PDA or the Main Agreement, nor has any member of the Barnex Group, made any illegal payment to officers or employees of the Government.

12.         No Breach

            The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the Memorandum and Articles of Association of the Seller or any member of the Barnex Group.

13.         Contracts and Other Agreements

            Schedule 4 describes or identifies all of the following contracts and other agreements to which any member of the Barnex Group is a party or by or to which it or any of its assets or properties are bound or subject: (i) contracts and other agreements currently in effect involving the payment of money, as to any individual contract or agreement, in an amount greater than $25,000 (twenty five thousand), with any current or former officer, director, employee, consultant, representative, agent, insurance brokerage firm, law firm, accounting firm or investment banking firm which is not cancellable at will by such member of the Barnex Group without the payment of any premium, penalty or liability; (ii) contracts and other agreements with any labour union or association representing or purporting to represent any employee; (iii) contracts and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of their assets or properties; (iv) contracts or other agreements under which it agrees to indemnify any party otherwise than in accordance with standard practice in the industry or to share tax liability of any party; (v) contracts and other agreements involving aggregate annual payments or transfers in excess of $25,000 (twenty five thousand) as to any individual contract or agreement that can be cancelled only on 90 days' or more notice; (vi) any agreement, other than those entered into in the ordinary course of business or as contemplated by this Agreement, to incur or assume any debt, obligation or liability (whether absolute or contingent whether or not currently due and payable); (vii) any agreement, arrangement or understanding involving any member of the Barnex Group, on the one hand, and the Seller or any their respective affiliates or associates, on the other; (viii) any contract or other agreement calling for payments or receipts in excess of $50,000 (fifty thousand) over any 12-month period, whether or not made in the ordinary course of business; (ix) contracts or other agreements under which any member of the Barnex Group is expressly responsible for consequential damages arising from the breach of any warranty by it, (x) contracts or other agreements containing covenants of any member of the Barnex Group not to compete in any line of business or with any person in any geographical area, including, without limitation, the Republic of Ghana, (xi) contracts and other agreements relating to the acquisition by any member of the Barnex Group of any operating business or the capital stock of any other person, (xii) options for the purchase of any asset, other than in the ordinary course of business, (xiii) contracts and other agreements for the payment of fees or other consideration in an annual amount in excess of $25,000 (twenty five thousand) to any officer or director of any member of the Barnex Group or to any entity controlled by any such officer or director, or any relative or spouse (or relative of such spouse),
            (xiv) contracts or other agreements relating to borrowed money, including, without limitation, any loan agreement, financing agreement, note, bond, mortgage, deed of trust, collateral security document, guarantee, instalment sales agreement or capitalised lease obligation, including, without limitation, all amendments, modifications, extensions and supplements thereto and (xv) any contract or agreement relating to mineral rights. To the best knowledge of the Seller there are no outstanding claims under any contract or agreement to which any member of the Barnex Group is a party or under which any member of the

            Barnex Group may incur any liability. There have been delivered or made available to the Purchaser true and complete copies of all of the contracts and other agreements including, without limitation, as at the Closing Date, the Mining Lease, PDA, Main Agreement and Indemnity. Subject to bankruptcy or insolvency laws and general principles of equity, all of such contracts and other agreements (and subject in the case of the Mining Lease, PDA and Main Agreement to the provisions of clauses 8.1.4 and 11.4 of the Agreement) are legal, valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and no member of the Barnex Group is in default in any material respect of its obligations under any of them, nor, to the knowledge of the Seller or any member of the Barnex Group is any other party to any such contract or other agreement in default in any material respect thereunder, nor does any condition exist wherein the contract or other agreement provides that with notice or lapse of time or both such condition would constitute a material default thereunder, and no contract or other agreement provides that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (or with notice or lapse of time or both constitute) a default under, any such contract or other agreement. No approval or consent of any person is required under the contracts and other agreements set forth elsewhere in this Agreement (subject in the case of the Mining Lease, PDA and Main Agreement to clauses 8.1.4 and 11.4 of the Agreement) in order for such contracts or other agreements to continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

14.         Title to Property

            No member of the Barnex Group has any ownership interest or beneficially holds an interest, in any real property.

15.         All Property

            It is recorded that all member of the Barnex Group are not now operating companies and do not conduct business. The assets that each member of the Barnex Group owns are set forth in the 2000 Financial Statements and include, without limitation, the assets listed on Schedule 2A under the heading "Disclosures Related to Clause 15 of Schedule 2", save that no warranties are given in respect of assets reflected as being in the possession of PGR.

16.         Property in Good Operating Condition

            No warranty is given that any property is in good operating condition and repair or that its utilisation conforms in all material respects with all applicable laws, ordinances, rules, regulations and orders of all federal, state, local, foreign and other governmental agencies, including, without limitation, zoning, environmental and land use laws, ordinances, rules, regulations and orders.

17.         No Options

            None of the Seller or any member of the Barnex Group owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Lease Area or any portion thereof or interest therein.

18.         Liabilities

            The provisions of this clause 18 do not relate to or include environmental liabilities. Environmental liabilities are dealt with in clause 23 of this Schedule 2. No member of the Barnex Group has any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes or environmental matters or other governmental charges or lawsuits brought, of a kind required by generally accepted accounting principles as applied consistently in the preparation of the 2000 Financial Statements to be set forth on a financial statement, including in the footnotes thereto ("Liabilities"), that are not disclosed (i) in this Agreement or (ii) in the 2000 Financial Statements, other than Liabilities incurred since the Balance Sheet Date in the ordinary course of business. As at the Closing Date, the Seller's Claim will be in an amount of not less than $17,062,885.

19.         Insurance

            No member of the Barnex Group has received any notices of suspension, revocation, modification or cancellation have been received by with respect to current insurance policies and binders. All such policies and binders have been issued to the members of the Barnex Group by reputable insurance companies and are currently in full force and effect. To the knowledge of the Seller, no member of the Barnex Group is in default with respect to any provision contained in any such policy or binder and has not failed to give any notice of, or present any material claim under, any such policy or binder in due and timely fashion. To the knowledge of the Seller there are no outstanding unpaid claims under any such policy or binder. The Seller has no knowledge of any material inaccuracy in any application such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of, or denial of any coverage under, any such insurance. No member of the Barnex Group has received any notice from any of its insurance carriers that any insurance coverage will not be available in the future on substantially the same terms as now in effect. No action, other than paying premiums and meeting periodic renewal, reporting and other customary requirements of the insurer, by the Seller, any member of the Barnex Group or the Purchaser is required in order that all policies and binders will remain in effect following the consummation of the transactions provided herein.

20.         Employees Benefit Plans

            As of the Closing Date no member of the Barnex Group has or will have any material liability or obligation relating directly or indirectly to an employee benefit plan or an employee benefit arrangement that existed on or prior to the Closing Date. The consummation of the transactions contemplated in this Agreement will not in and of themselves (i) entitle any individual to severance pay, or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any individual.

21.         Officers, Directors and Employees

            As of the Closing no member of the Barnex Group has or will have any material liability or obligation relating directly or indirectly to an officer or director of such company that existed on or prior to the Closing. As of the Closing, no member of the Barnex Group will have any employees nor shall any of them have any material liabilities or obligations to any former employees, except for any employees who are currently retained as independent contractors to whom the aggregate obligations of such companies do not exceed $10 000 per month.

22.         Operations

            No member of the Barnex Group has since the 2000 Balance Sheet Date and will not through the Closing Date:

            (i) subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business or issued any shares of capital stock;

            (ii) declared or paid, or agreed to declare and pay, any dividends or declared or made any other distribution of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

            (iii) incurred liabilities or made expenditures, other than in the ordinary course of business, in an amount individually in excess of $5,000;

            (iv) knowingly waived, or agreed to waive, any right of material value of its business, save as contemplated in clause 8.1.4;

            (v) made, or agreed to make, any change in its accounting methods or practices or made, or agreed to make, any change in depreciation or amortisation policies or rates adopted by it;

            (vi) made, or agreed to make, any loan or advance to its shareholder, or any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances and relocation expenses provided in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

            (vii) except in the ordinary course of business, entered into or amended, or agreed to enter into or amend, any contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

            (viii) made, or agreed to make, any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

            (ix) paid, or agreed to pay, directly or indirectly, any of its material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

            (x) terminated, or agreed to terminate, or failed to renew, or received any notice of termination of or any written threat (that was not subsequently withdrawn) to terminate or fail to renew any contract or other agreement that is or was material to the respective assets, properties, businesses, operations or condition (financial or otherwise) of such member of the Barnex Group, save as set out in clauses 8.1.4 and 11.4 of the Agreement;

            (xi) increased the compensation payable or to become payable by it to any of its executive officers or directors;

            (xii) granted any person a security interest in, suffered the incurrence of any lien upon, or otherwise encumbered, any of the Property;

            (xiii) incurred or guaranteed any indebtedness for borrowed money or the like, except in the ordinary course of business consistent with past practice;

            (xiv) made any capital expenditures or commitments therefor in excess of $10,000;

            (xv)    amended its certificate of incorporation or by-laws; or

            (xvi) entered into, or agreed to enter into, any other material contract or other agreement or other material transaction

23.         Environmental Protection

            It is recorded that prospecting and mining activities have been undertaken in the Lease Area for a number of decades and that any involvement of the Seller or Barnex Prestea in such activities in the Lease Area has taken place only recently. The Purchaser acknowledges that it cannot, and does not hold the Seller liable for any environmental damage or pollution of any kind, or for any failure to comply with any environmental laws or regulations of any kind, where any such environmental damage or pollution, or any such failure to comply with any environmental laws or regulations occurred prior to 13 September 1995. In respect of the period subsequent to 13 September, 1995 to the Closing, the Seller represents and warrants that (i) Barnex Prestea has obtained all material permits, licenses and other authorisations which are required to be obtained thereby under federal, state, local and foreign laws, rules or regulations relating to environmental matters ("Environmental Laws"), including without limitation Environmental Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distributions, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (ii) Barnex Prestea is, and at all times as been, in compliance with all material terms and conditions of the required permits, licenses and authorisations, and is also in full compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law or contained in any code, plan, order, decree, judgement, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) Barnex Prestea is not aware of, nor has it received notice of event, condition, circumstance, activity, practice, incident, action or plan which may interfere with or prevent compliance or continued compliance with all Environmental Laws or any code, plan, order, decree, judgement, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under legal principles currently in effect on the part of Barnex Prestea, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste; and (iv) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding that is pending or threatened against Barnex Prestea or any of its affiliate relating in any way to those laws or any regulation, code, plan, order, decree, judgement, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

24.         Potential Conflicts of Interest

            After the Closing Date, the Seller will have nor, to the knowledge of the Seller, will any of its respective affiliate or associate will have any interest of any nature whatsoever in any member of the Barnex Group or the Lease Area.

25.         Banks, Brokers and Proxies

            Schedule 5 sets forth (i) the name of each bank, trust company, securities or other broker or other financial institution with which any member of the Barnex Group has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (ii) the name of each person authorised each member of the Barnex Group to draw thereon or to have access to any safe deposit box or vault; and
            (iii) the names of all persons authorised by proxies, power of attorney or other instruments (other than customary powers of attorney in bank form documents or security agreements) to act on behalf of any member of the Barnex Group in matter concerning its business or affairs. All accounts, credit lines, safe deposit boxes and vaults are maintained by each member of the Barnex Group for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

26.         Mineral Reserves and Resources

            No warranties are given and no representations are made in respect of any mineral reserves or resources.

27.         Consents, Approvals, Permits etc.

            Except as set out in clauses 4.1.4 and 4.2.1 of the Agreement, no consents, permits and approvals from parties to any contracts or other agreements with any member of the Barnex Group and/or with the Seller (other than the Mining Lease, the PDA and the Main Agreement and the Indemnity) are required in connection with the performance by the Seller of its obligations under this Agreement.

28.         Full Disclosures

            All copies of documents and other papers delivered by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic copies of the instruments, which they purport to represent. No representation or warranty of the Seller contained in this Agreement, and no document or other paper furnished by or on behalf of the Seller to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains an untrue statement by the Seller or any member of the Barnex Group of a material fact or omits to state, whether therein or in any other document or paper furnished by or on behalf of the Seller to the Purchaser, a material fact required to be stated therein by the Seller or any member of the Barnex Group or necessary to make such statement in the context in which made, not false or misleading.

                                                                     SCHEDULE 2A

                                  DISCLOSURES

DISCLOSURES RELATED TO CLAUSE 4.1.8.

--------------------------------------------------------------------------------
                                                                 US$ OUTSTANDING
ITEM                                                             (APPROXIMATELY)
--------------------------------------------------------------------------------
Royalty Accruals                                                      720,000
--------------------------------------------------------------------------------
Option Payment (end of bankable feasibility study)                  1,000,000
--------------------------------------------------------------------------------
Option Payment (commencement of production)                         1,500,000
--------------------------------------------------------------------------------
Acquisition of assets                                               6,000,000
--------------------------------------------------------------------------------
-less mine development                                             (4,545,000)
--------------------------------------------------------------------------------
World Bank Loan                                                       925,000
--------------------------------------------------------------------------------
TOTAL                                                               5,600,000
--------------------------------------------------------------------------------

DISCLOSURES RELATED TO CLAUSE 15 OF SCHEDULE 2

The Purchaser acknowledges to the Seller that the Seller has delivered to it detailed asset lists for Barnex (IOM), Barnex Ghana and Barnex Prestea and the parties hereby agree that such asset lists in the form so delivered shall be deemed to have been included as Schedule 2A.

                                                                      SCHEDULE 3

                    ABROGATION LETTER DATED 25 OCTOBER 2000

                                                                      SCHEDULE 4

                                   CONTRACTS

1. Memorandum of Agreement dated May 20, 1996, (Prestea Main Agreement), between JCI Limited, Barnato Exploration Limited, Barnex (Prestea) Limited, The Government of the Republic of Ghana, Prestea Goldfields Limited and The State Gold Mining Corporation of the Republic of Ghana.

2. Project Development Agreement dated September 13, 1995, between JCI Limited, Barnato Exploration Limited, The Government of the Republic of Ghana, Prestea Goldfields Limited and The State Gold Mining Corporation.

3. Mining Lease over the Prestea Property dated October 13, 1994 between JCI Limited and the Government of the Republic of Ghana.

4. Product Supply Agreement dated December 1, 1996 between Shell Ghana Limited and Barnex (Prestea) Limited.

                                                                      SCHEDULE 5

                                BANKING DETAILS

1.    Barnex (IOM)

      None.

2.    Barnex Prestea

      (i) Standard Chartered Bank Limited, Foreign Services Branch, Current (US$) Account No. 8700202478600. (Signatories: Ron Smit, John G.A. Renner, and Emmanuel S Teiko)

      (ii) Ghana Commercial Bank Limited, Prestea Branch, Revenue (Cedi) Account No.0081202001970 (Signatories: Arnold K. Nyame, John k. Buadi, and Issah Seryah)

      (iii) Ghana Commercial Bank Limited, Prestea Branch, Wages and Salaries
            (Cedi) Account No. 0081202001971 (Signatories: Arnold K. Nyame, John k. Buadi, and Issah Seryah)

      (iv) Ghana Commercial Bank Limited, Prestea Branch, General (Cedi) Account No. 0081202001972 (Signatories: Arnold K. Nyame, John k. Buadi, and Issah Seryah)

3.    Barnex Ghana

      None.

                                                                      SCHEDULE 6

SELLER SECURITY

1. The Purchaser has advised the Seller that, at the date hereof:

      (a) all gold produced by BGL from the Bogoso Property is the subject of a Gold Purchase and Refining Agreement ("GPRA") dated as of July 7, 1998 between BGL and Societe Generale ("SG"); and

      (b) pursuant to the GPRA, title to gold passes to SG at the time of delivery to the refiner, and SG is obligated to deposit the purchase price into a Gold Proceeds Account ("GPA") which is administered by The Law Debenture and Trust Corporation p.l.c. as trustee (the "Trustee") and from which payments are made to a number of accounts for the benefit of the Purchaser and its affiliates in accordance with the terms of the agreement pursuant to which the GPA is administered.

2. The Purchaser has further advised Seller of its intention to continue with the foregoing arrangements and agreements after the Closing Date, except that:

      (a) they will cover gold produced from the property to be covered by the New Mining Lease as well as from the Bogoso Property;

      (b) a new bank may be substituted for SG, thereby requiring a new Gold Purchase and Refining Agreement; and

      (c) they will be amended to accommodate the granting of security to the Seller in compliance with Clause 7.3.4.

3. The Purchaser undertakes to and agrees with the Seller, for the purposes of fulfilling its obligation, to grant a first charge as described in Clause 7.3.4 that:

      (a) it will establish or procure the establishment of an account (the "Barnex Account") outside Ghana in such jurisdiction as shall be acceptable to the Seller acting reasonably;

      (b) it will procure that under the GPRA or any successor Gold Purchase and Refining Agreement, SG or any successor will be irrevocably authorized and directed to pay and deposit to the credit of the Barnex Account a portion of the sale proceeds of each gold shipment, such that the aggregate of all amounts deposited to the credit of the Barnex Account in respect of any calendar quarter shall be not less than 100% of the royalty payment owing by the Purchaser to the Seller in respect of such quarter;

      (c) it will grant to, or if it is not the holder of the Barnex Account it will procure that the accountholder will grant to, the Seller first charge security over all amounts standing to the credit of the Barnex Account from time to time on terms whereby such amounts will be applied to the payment of the royalty; and

      (d) it will deliver to the Seller on the Closing Date: (i) a written acknowledgement and undertaking by SG or any successor to the effect that it has been irrevocably authorized and directed to pay into the Barnex Account from time to time amounts sufficient to satisfy the foregoing requirements, together with an undertaking not to agree to any amendment of such requirement without the Seller's prior written consent, (ii) a copy of the documentation relating to the establishment of the Barnex Account; (iii) security in the form of a first charge on all amounts standing from time to time to the credit of the Barnex Account, and (iv) an opinion of counsel to the effect that the security granted to the Seller pursuant to subclause (iii) constitutes a first charge in accordance with applicable law.